Exhibit 99.2

Marine JET Technology Corp
 www.marinejettech.com

Fast Ship Propulsion

The Current State of the Art

The Fast Ship Propulsion Problem is widely recognized. Submerged propellers become increasingly inefficient and noisy above 30 knots. It is widely accepted that marine jets are currently the most efficient solution between 35 knots and 60 knots.

Conventional marine jets with fixed inlets and fixed nozzles operate efficiently only in a narrow range. If it is designed to operate efficiently at 30 knots, the jet will not be efficient at 40 knots and vice versa. In either case it will not be efficient at lower speeds or in maneuvering at low speeds. This is inconvenient for a US Navy ship, which can't always run at forty knots to maintain efficient marine jet operation.

The technical reasons for this behavior are very well understood. In brief, conventional marine jet propulsion systems waste power, which could otherwise be converted into thrust force useful in propelling the ship. In particular, they waste power in four very well understood ways:

1. The jet pump requires the motor to run at high rpm most of the time, like driving your car down the freeway in second gear. You can just hear it humming away. It is easy to see why the motor wastes power, but ironically the pump wastes power at the higher rpm, too.

2. Much of the power in the water entering the inlet is wasted at most speeds, so it cannot be recovered as useful thrust force. The drag on the vessel from bringing this water up to the vessel speed is unavoidable. It takes a bigger motor and more fuel to replace this wasted power and to overcome this drag. Hence, "There has never been a marine propulsion problem that a bigger motor wouldn't solve."

3. The power that is recovered in the inlet to the pump forces more water through the system as the vessel speed increases. The pump only operates at peak efficiency at only one water flow, so it can only operate at peak efficiency at only one vessel speed. At all other speeds it wastes power, which is another reason for a bigger motor and a bigger pump to waste even more power.

4. Marine propulsion results from moving water in the opposite direction. "For every action there is an equal and opposite reaction," as old Isaac Newton was fond of saying. Unfortunately, both the action and the reaction consume power. The total power is divided between the two. The power consumed in moving the water in the opposite direction is wasted in terms of propelling the vessel. Some wasted power in the jet is unavoidable, but it would be nice to minimize it along with the other three power-wasting behaviors.

The Propulsion Revolution

Fortunately, this complex problem has a relatively simple solution. Like most everything else these days, this solution relies on an electronic brain. In this case, the electronic brain is programmed to manage all of the power wasting behaviors of the marine jet propulsion system. In fact, it is remarkably successful at simultaneously minimizing the power wasted in all four of the behaviors. For the first time, a marine propulsion system uses a smaller motor to go faster.

How is this possible? Well, in brief, the electronic brain (1) adjusts a variable-pitch propeller pump to run the motor at its most efficient rpm, (2) adjusts an inlet slide to most efficiently recover power from the water coming on board, (3) adjusts the variable nozzle to keep the most efficient water flow through the pump, and (4) in the process maintains approximately the ideal water flow for minimizing the power wasted in the jet.

All of these functions are matters of mathematical certainty, which incorporate hydraulic principles that have been well understood for 150 years. The actual mechanics are also tried and proven. The variable pitch pump, for example, has been in common commercial use since the early 1900s in sizes that would be useful in propelling US Navy ships. Variable pitch propellers, very much like the one used in the pump described here, have been in common use in marine propulsion for many years. All of the other mechanical components and hydraulic functions described here are even older.

It is the integration of these elements under the control of an electronic brain that results in this propulsion revolution.

The question for further research here is not whether the first ship based on this design will be more efficient over a range of speeds between 20 knots and 50 knots than any propeller or conventional jet. That is a matter of high certainty based on hydraulic laboratory data in the public domain. Rather the question for research here is how much faster and how much farther can Navy ships go using this technology. A reasonable goal is a ship that operates as efficiently as any other at 20 knots, but also has the capability to operate efficiently up to 60 knots when operational circumstances require.

Of course, any ship based on this technology will naturally enjoy shallow draft, unprecedented maneuverability, and the ability to operate efficiently either lightly or heavily laden at any speed.

For these reasons, this technology is unavoidably on the critical path to fast combatant ships. It is also unavoidably on the critical path to fast combatant craft, particularly those with hulls designed to mitigate shock. In fact, this system is ideal for propelling such hull designs, where conventional marine jets struggle to get up on plane, make noise, and waste fuel.

Patent Pending

Marine JET Technology Corp
 www.marinejettech.com

Fast Ship Propulsion

The Relative Unimportance of Pump Efficiency

There has been some confusion about the importance of pump efficiency in marine jet propulsion. In fact, a less efficient pump can be the heart of a much more efficient propulsion system, because so much more power is lost in other parts of the system that using a less efficient pump can save a lot more power elsewhere. This strategy results in much more versatile and efficient propulsion for variably loaded rapid ocean transports, patrol/interdiction vessels, and littoral combat ships.

Let's start with low speed operations, acceleration, and maneuvering. The following graphic shows the relationship between pump efficiency and propulsion efficiency.

The resulting thrust force from a given amount of hydraulic power is the best measure of propulsion efficiency. It is clear from this that the highest thrust force results from the design based on the lowest pump efficiency due to the much higher fluid power transfer efficiency.

Propeller pumps move more water at lower efficiency. Mixed-flow pump designs are more efficient moving less water at a higher pressure, as is common in the designs of the conventional marine jets. The most efficient pump produces less than half the propulsion force produced by the least efficient pump with the same amount of power. At low speeds, fluid power transfer efficiency is much more important than pump efficiency.

For those that want to review the basics of propulsion fluid power transfer, we have the momentum equation Ft = mV (Force x time = mass x Velocity) from which F = MV, where F is the thrust force, M is the mass flow rate m/t and V is the nozzle velocity of the marine jet. The Energy equation is E = (mV^2)/2 and Power P = E/t = (MV^2)/2. From dividing these relationships F/P = 2/V or F=2P/V. This is the relationship plotted in the graphic.

You might think that systems based on the most efficient pump design would make a comeback in steady state cruising operation. In fact, the gains in fluid power transfer efficiency still exceed the losses in pump efficiency. In addition, the power demand curve of the most efficient pump results in very inefficient motor operation, which causes far more power to be lost in the motor operation than is saved by having the most efficient pump. This is summarized in the following graphics:

Design Based on Efficient Mixed-flow Pump

Efficient Motor RPM
Actual Motor RPM (Pump Power Demand)
Excess RPM
Cruising Range
1,000
2,000
3,000
4,000
5,000 RPM
Horsepower
100
200
300

You can see that the motor must run at nearly twice its most efficient RPM to deliver power to the efficient pump. This results in 20% to 30% more fuel consumption. The more efficient total system again uses a less efficient pump that can provide continuously variable power transmission to operate the motor more efficiently. The following graphic shows the more efficient motor power demand curve resulting from this compromise.

Design Based on Variable-pitch Propeller Pump

Efficient Motor RPM
Microcontroller Setting
45-degree Pitch
Actual
Motor RPM
(Microcontroller
Program)
Cruising
Range
Operating
Point
18-degree Pitch
1,000
2,000
3,000
4,000
5,000 RPM
Horsepower
100
200
300

This is the design motivation for the Variable Marine Jet. In exchange for an 8% less efficient pump, the programmed power demand curve results in 20% to 30% fuel savings. This is in addition to fluid power transfer savings of 30% to 40%, as discussed above, because the Variable Marine Jet following the programmed curve has lower jet velocity at lower speeds. In summary, both motor efficiency and the fluid power transfer efficiency are substantially improved by this system strategy, which results in twice the thrust per fuel BTU input. These propulsion efficiency gains are 7 to 10 times the loss resulting from reduced pump efficiency in the variable pitch propeller pump. The increased thrust available at midrange speeds is also valuable for increased maneuverability and sea keeping.

Well then, the design based on the most efficient pump must come into its own at the top design speed? Yes, but only if the system is operated at the speed required for the current load. Unfortunately, the most efficient speed for the efficient-pump system rises as the load increases. To operate efficiently with an increased load would take much more power and is therefore contrary to normal operation, wherein the vessel usually operates at lower speed with a larger load. This common strategy causes the efficient-pump system to operate even less efficiently than it would at constant speed. You can see why such marine jets are most popular in high-speed ferries, where the load and transit speed are nearly constant. It is also easy to see why they won't work very well in variably loaded rapid transports, patrol/interdiction vessels, or littoral combat ships, which must operate at various speeds and maneuver as required by lading and operational circumstances.

The narrow range of efficient operation of the efficient-pump system at high speeds results from the importance of inlet duct efficiency, which rises approximately as the square of the vessel speed. At high speeds more power is commonly lost in the inlet duct than is lost in the pump, so inlet duct efficiency becomes more important than pump efficiency. A dynamically adjusted variable inlet duct is required to reduce these losses for a broader range of efficient operation. This invites the use of a larger pump and nozzle for better fluid power transfer efficiency. Then a dynamically adjusted variable nozzle is required to maintain efficient pump operation. These were the subjects of the first three MJTC Patents.

It is worth noting that inlet losses are proportionate to the system flow rate and to the square of the vessel speed. The Variable Marine Jet acts to reduce the system flow rate as the vessel speed increases by reducing the nozzle size. It has a large nozzle for high fluid power transfer at low speeds, and a much smaller nozzle at high speeds, where it is important for reducing system flow rate.

In summary, the Variable Marine Jet greatly reduces all of the power losses common in fixed geometry marine jets based on efficient pumps. The 7% or 8% reduction in design pump efficiency is repaid by 30% to 100% gains in propulsion efficiency over most of the operating range. Higher fluid power transfer improves maneuverability and sea keeping. High-speed propulsion efficiency is independent of vessel lading for unprecedented mission flexibility in a variety of High Speed Vessel configurations.